North America Consumer Packaging

(A Combined Business of
International Paper Company)

Combined Financial Statements as of
September 30, 2017, and for the
Nine Months Ended September 30, 2017, and
Independent Auditors' Report

NORTH AMERICA CONSUMER PACKAGING
(A Combined Business of International Paper Company)

TABLE OF CONTENTS

Deloitte & Touche LLP
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INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
International Paper Company:

We have audited the accompanying combined financial statements of the North America Consumer Packaging Business (the "Company") (a Combined Business of International Paper Company), which comprise the combined balance sheet as of September 30, 2017, and the related combined statements of operations and comprehensive income, changes in parent company equity, and cash flows for the nine months then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2017, and the results of its operations and its cash flows for the nine months then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the combined financial statements, the accompanying combined financial statements have been derived from the separate records maintained by the Company and include allocations of certain costs from International Paper Company. These allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from International Paper Company. Our opinion is not modified with respect to this matter.

Deloitte & Touche LLP

January 30, 2018

NORTH AMERICA CONSUMER PACKAGING
(A Combined Business of International Paper Company)

COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2017
(In millions)

ASSETS	
CURRENT ASSETS:	
Accounts receivable, less allowance for doubtful accounts of $3.4	$ 148.9
Related-party receivable	6.2
Inventories	201.7
Other current assets	1.9
Total current assets	358.7
PLANTS, PROPERTIES, AND EQUIPMENT—Net	972.4
DEFERRED CHARGES AND OTHER ASSETS	13.9
TOTAL ASSETS	$ 1,345.0
LIABILITIES AND PARENT COMPANY EQUITY	
CURRENT LIABILITIES:	
Accounts payable	$ 100.1
Related-party payable	3.5
Accrued payroll and benefits	29.5
Other accrued liabilities	24.6
Total current liabilities	157.7
DEFERRED INCOME TAXES	265.2
ASSET RETIREMENT OBLIGATIONS	8.1
OTHER LIABILITIES	8.9
Total liabilities	439.9
COMMITMENTS AND CONTINGENT LIABILITIES (Note 10)	
PARENT COMPANY EQUITY:	
Parent company investment	907.4
Accumulated other comprehensive loss	(2.3)
Total parent company equity	905.1
TOTAL LIABILITIES AND PARENT COMPANY EQUITY	$ 1,345.0

The accompanying notes are an integral part of these combined financial statements.

NORTH AMERICA CONSUMER PACKAGING
(A Combined Business of International Paper Company)

COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 (In millions)

NET SALES (Including sales to a related party of $26.1)	$1,170.4
COST OF PRODUCTS SOLD (Including purchases from a related party of $20.9) (exclusive of depreciation and amortization shown separately below)	859.2
SELLING AND ADMINISTRATIVE EXPENSES	109.8
DISTRIBUTION EXPENSES	93.7
DEPRECIATION AND AMORTIZATION	70.8
TAXES OTHER THAN PAYROLL AND INCOME TAXES	8.3
INCOME FROM OPERATIONS BEFORE INCOME TAXES	28.6
INCOME TAX PROVISION	9.1
NET INCOME	19.5
OTHER COMPREHENSIVE INCOME—Net of tax:	
Change in cumulative foreign currency translation adjustment	0.4
TOTAL OTHER COMPREHENSIVE INCOME—Net of tax	$ 19.9

The accompanying notes are an integral part of these combined financial statements.

NORTH AMERICA CONSUMER PACKAGING

(A Combined Business of International Paper Company)

COMBINED STATEMENT OF CHANGES IN PARENT COMPANY EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017
(In millions)

	Parent Company Investment	Accumulated Other Comprehensive (Loss) Income	Total Parent Company Equity
BALANCE—January 1, 2017	$926.5	$ (2.7)	$923.8
Net income	19.5	-	19.5
Other comprehensive income—net of tax	-	0.4	0.4
Net transfers to Parent	(38.6)	-	(38.6)
BALANCE—September 30, 2017	$907.4	$ (2.3)	$905.1

The accompanying notes are an integral part of these combined financial statements.

NORTH AMERICA CONSUMER PACKAGING
(A Combined Business of International Paper Company)

COMBINED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017
(In millions)

OPERATING ACTIVITIES:	
Adjustments to reconcile net income to net cash provided by operating activities:	
Net income	$ 19.5
Depreciation and amortization	70.8
Provision for doubtful accounts	0.4
Deferred income tax provision	8.1
Stock-based compensation	3.8
Other—net	0.3
Changes in assets and liabilities:	
Accounts receivable	(2.1)
Related-party receivable	(1.5)
Inventories	21.9
Accounts payable and accrued liabilities	(2.3)
Other	0.4
Net cash provided by operating activities	119.3
INVESTMENT ACTIVITIES:	
Invested in capital projects	(77.5)
Cash used in investment activities	(77.5)
FINANCING ACTIVITIES:	
Net transfers to Parent	(42.5)
Change in related-party payable	0.7
Net cash used in financing activities	(41.8)
NET CHANGE IN CASH AND CASH EQUIVALENTS	-
CASH AND CASH EQUIVALENTS:	
Beginning of the period	-
End of the period	$ -

The accompanying notes are an integral part of these combined financial statements.

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICES

Nature of Operations—North America Consumer Packaging (NACP or the "Company") is a group of businesses of International Paper Company ("International Paper" or the "Parent") which operate integrated fiber paperboard mills and consumer packaging converting facilities through its Coated Paperboard (CPB) and Foodservice Business (FSB) divisions. CPB operates two fiber paperboard mills that produce paperboard for NACP's converting operations and third parties. FSB operates four converting facilities that convert a portion of the NACP paperboard mills' production to finished products for the foodservice industry (e.g., cups, lids, cylindrical containers).

On October 23, 2017, International Paper entered into an agreement to contribute NACP to a subsidiary of Graphic Packaging Holding Company ("Transaction"). The Transaction closed on January 1, 2018.

Basis of Combination—These combined financial statements reflect the historical financial position, results of operations, changes in parent company equity, and cash flows of the Company for the period presented as the Company was historically managed within International Paper. The combined financial statements have been prepared on a "carve-out" basis and are derived from the consolidated financial statements and accounting records of International Paper. The combined financial statements have been prepared in United States (US) dollars and in accordance with accounting principles generally accepted (GAAP) in the US. The Company's combined financial statements may not be indicative of the Company's future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as an independent company during the period presented.

The combined financial statements include expense allocations for certain functions provided by International Paper, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications and stock-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder principally allocated on the basis of percent of capital employed, headcount or other measures. During the nine months ended September 30, 2017, the Company was allocated $64.1 million of general corporate expenses incurred by International Paper which are included within cost of products sold and selling and administrative expenses in the combined statement of operations and comprehensive income. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Company during the period presented. The allocations may not, however, reflect the expenses the Company would have incurred as an independent company for the period presented. Actual costs that may have been incurred if the Company had been a stand-alone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure.

International Paper maintains self-insurance programs at the corporate level through its captive insurance subsidiary for worker's compensation, property and casualty insurance. The Company was allocated a portion of the expenses associated with these programs in the combined statement of operations and comprehensive income. The combined balance sheet reflects the liabilities directly attributable to NACP associated with these programs.

All intercompany transactions have been eliminated. Related-party transactions between the Company and International Paper have been included in these combined financial statements. Related-party transactions that have not historically been settled in cash are considered to be effectively settled for cash at the time the transaction is recorded and reflected in the combined statement of cash flows as net transfers to Parent within financing activities and in the combined balance sheet as Parent company investment.

International Paper's debt and the related interest expense have not been allocated to the Company for the period presented because the Company is not the legal obligor of the debt.

International Paper uses a centralized approach to cash management and financing its operations. This arrangement is not reflective of the manner in which the Company would have been able to finance its operations had it been a stand-alone company independent from International Paper. Transactions between International Paper and the Company are accounted for through parent company investment, except those transactions historically settled or expected to be settled in cash. Accordingly, none of the cash and cash equivalents at the Parent level has been assigned to the Company in the combined financial statements.

There are no amounts recorded in other comprehensive income, other than foreign exchange translation adjustments related to the Company's operations in the United Kingdom (UK).

The Company operates on a calendar year-end.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Estimates are revised as additional information becomes available. Estimates and assumptions are used for, but not limited to contingent liabilities, asset retirement obligations, useful lives of plants, properties and equipment, valuation of inventories, allowance for doubtful accounts and income tax contingency accruals, and valuation allowances related to deferred tax assets. Actual results could differ from these estimates.

Revenue Recognition—Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collectibility is reasonably assured, and delivery has occurred. Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Revenue is recorded at the time of shipment for customer terms designated f.o.b. (free on board) shipping point. For sales transactions with customers designated f.o.b. destination, revenue is recorded when the product is delivered to the customer's delivery site, when title and risk of loss are transferred. Shipping terms are determined on a customer-by-customer or order-by-order basis.

Taxes collected from customers relating to product sales and remitted to governmental authorities are accounted for on a net basis. Accordingly, such taxes are excluded from both net sales and expenses.

Shipping and Handling Costs—Shipping and handling costs, such as freight to customers' destinations, are included in distribution expenses in the combined statement of operations and comprehensive income. When shipping and handling costs are included in the sales price charged for the Company's products, they are recognized in net sales.

Customer Rebates—NACP enters into incentive agreements with its customers, which are generally based on sales to these customers. NACP records its customers' estimated attainment of discounts and rebates as a reduction of sales. Other accrued liabilities in the combined balance sheet included $7.6 million as of September 30, 2017, of anticipated amounts not yet paid.

Maintenance Costs—Costs for repair and maintenance activities are expensed in the month that the related activity is performed under the direct expense method of accounting.

Accounts Receivable and Allowance for Doubtful Accounts—Accounts receivable are recognized net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects the best estimate of losses inherent in the Company's accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. The allowance is inclusive of credit risks, returns, discounts, and any other items affecting the realization of these assets. Accounts receivable are written off when management determines they are uncollectible.

	Nine Months Ended September 30, 2017 (In millions)
Beginning balance—January 1, 2017	$ (3.0)
Provisions for doubtful accounts charged to statement of operations and comprehensive income	(0.4)
Write-offs	-
Ending balance—September 30, 2017	$ (3.4)

Inventories—Inventories are valued at the lower of cost or market value and include all costs directly associated with manufacturing products including: materials, labor, and manufacturing overhead. In the US, costs of raw materials and finished paper products are generally determined using the last-in, first-out (LIFO) method. Other inventories are valued using the first-in, first-out (FIFO) method. See Note 3 for additional disclosures regarding inventories.

Plants, Properties, and Equipment—Plants, properties, and equipment are stated at cost, less accumulated depreciation, and consist principally of land, buildings, leasehold improvements, machinery and equipment, and construction in progress. Expenditures for betterments are capitalized, whereas normal repairs and maintenance are expensed as

incurred. The units-of-production method of depreciation is used for the Company's paper mills, and the straight-line method is used for other plants and equipment, other than land and construction-in-progress, based on the following estimated useful lives:

Buildings	20–40 years
Machinery and equipment	3–20 years

Upon retirement or other disposal of plants, properties, and equipment, the cost and related amount of accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net carrying value and the proceeds (if any) is included in net income.

Depreciation includes amortization of leasehold improvements. The amortization of leasehold improvements is recorded over the shorter of the remaining lease term or the economic lives of the leased assets.

See Note 3 for additional disclosures regarding plants, properties, and equipment.

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, measured by comparing their net carrying value to the undiscounted projected future cash flows generated by their use. Impaired assets are recorded at their estimated fair value. There were no impairments during the nine months ended September 30, 2017.

Employee Retirement Benefits—Certain of the Company's employees participate in defined benefit and other post-employment benefit plans ("Plans") sponsored by International Paper and accounted for by International Paper in accordance with accounting guidance for defined benefit pension and other post-employment benefit plans. The Company accounts for the participation of its employees in these Plans as a participant in a multiemployer plan sponsored by International Paper. The Company does not record an asset or liability to recognize the funded status of the Plans. See Note 5 for additional disclosures regarding retirement benefits.

Stock-Based Compensation—Compensation costs resulting from stock-based compensation transactions are measured and recorded in the combined financial statements based on the grant-date fair value of equity instruments awarded. Compensation cost is recognized over the period an employee provides service in exchange for the award. See Note 6 for additional disclosures regarding stock-based compensation.

Asset Retirement Obligations—The Company records asset retirement obligations as incurred and reasonably estimable, including obligations for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. The fair values of obligations are recorded as liabilities and are accreted over time for the change in fair value. Costs associated with the liabilities are capitalized and amortized over the estimated remaining useful lives of the assets, generally for periods of 40 years. See Note 7 for additional disclosures regarding asset retirement obligations.

Income Taxes—Historically, the Company was included in the foreign and domestic tax filings of other International Paper entities. The income tax provision in these combined financial statements has been prepared on a separate return basis as if the Company was a stand-alone entity. The results from being included in the combined tax returns are

included in parent company investment. International Paper's global tax structure and model has been developed based on its entire portfolio of businesses. Accordingly, the Company's tax results as presented may not be reflective of the results that the Company will generate in the future or would have generated on a stand-alone basis. Further, for jurisdictions where the Company filed returns as part of International Paper, the stand-alone provision will present taxes payable as a component of parent company equity since the Company will never actually be liable for the payable.

NACP uses the asset and liability method of accounting for income taxes whereby deferred income taxes are recorded for the future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are re-measured to reflect new tax rates in the periods rate changes are enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Significant judgment is required in evaluating the need for and magnitude of appropriate valuation allowances against deferred tax assets. The realization of these assets is dependent on generating future taxable income.

NACP records its income tax provision based on the respective tax rules and regulations for the jurisdictions in which it operates. Where the Company believes that a tax position is supportable for income tax purposes, the item is included in its income tax returns. Where treatment of a position is uncertain, liabilities are recorded based upon the Company's evaluation of the "more likely than not" outcome considering the technical merits of the position based on specific tax regulations and the facts of each matter. Changes to recorded liabilities are made only when an identifiable event occurs that changes the likely outcome, such as settlement with the relevant tax authority, the expiration of statutes of limitation for the subject tax year, a change in tax laws, or a recent court case that addresses the matter. While the Company believes that these judgments and estimates are appropriate and reasonable under the circumstances, actual resolution of these matters may differ from recorded estimated amounts. See Note 4 for additional disclosures regarding income taxes.

Translation of Financial Statements—The balance sheet of the Company's UK operations is translated into US dollars at period-end exchange rates, while the statement of operations and comprehensive income is translated at average rates. Adjustments resulting from financial statement translations are included as cumulative foreign currency translation adjustments in accumulated other comprehensive (loss) income.

Parent Company Investment—Parent company investment in the combined balance sheet represents International Paper's historical investment in the Company, the Company's accumulated net income, and the net effect of transactions with and allocations from International Paper.

2. RECENT ACCOUNTING DEVELOPMENTS

Stock Compensation—In May 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-09, *Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting*. This guidance clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Under this guidance, entities will apply the modification accounting guidance

if the value, vesting conditions, or classification of the award changes. This guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years. The Company will adopt the provisions of this guidance effective January 1, 2018 and will apply it prospectively to any modifications made after the effective date. The impact of adopting this guidance will depend upon the nature of any future modifications made to the Company's share-based payment awards.

Income Taxes—In October 2016, the FASB issued ASU No. 2016-16, *Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory*. This ASU requires companies to recognize the income tax effects of intercompany sales and transfers of assets other than inventory in the period in which the transfer occurs rather than defer the income tax effects which is current practice. This new guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years. The guidance requires companies to apply a modified retrospective approach with a cumulative catch-up adjustment to opening retained earnings in the period of adoption. Early adoption is permitted. The Company does not expect that the adoption of the standard will result in a material impact on the combined financial statements.

Leases—In February 2016, the FASB issued ASU No. 2016-02, *Leases Topic (842): Leases*. This ASU will require most leases to be recognized on the balance sheet which will increase reported assets and liabilities. Lessor accounting will remain substantially similar to current US GAAP. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years, and mandates a modified retrospective transition method for all entities. The Company expects to adopt this guidance for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company expects to recognize a liability and corresponding asset associated with in-scope operating and finance leases but are still in the process of determining those amounts and the processes required to account for leasing activity on an ongoing basis.

Revenue Recognition—In May 2014, the FASB issued ASU No. 2014-09, *Revenue from Contracts with Customers*. This guidance replaces most existing revenue recognition guidance and provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This ASU was effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and permits the use of either the retrospective or cumulative effect transition method; however, in August 2015, the FASB issued ASU No. 2015-14, *Revenue from Contracts with Customers,* which defers the effective date by one year making the guidance effective for annual reporting periods beginning after December 15, 2017. The FASB has continued to clarify this guidance in various updates during 2015, 2016, and 2017, all of which have the same effective date as the original guidance.

The Company has completed its evaluation of the impact of ASU No. 2014-09 and all related ASUs on its combined financial statements and will adopt the new revenue guidance effective January 1, 2018, using the modified retrospective transition method. The adoption of the standard will require acceleration of revenue for products produced by the Company without an alternative future use and where the Company would have a legally enforceable right of payment for production of products completed to date; however, due to the repetitive nature of our sales, we do not expect the impact of this acceleration to significantly alter our sales recognition patterns over time.

3. SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

Inventories

	September 30, 2017 (In millions)
Raw materials	$ 21.6
Work in process	6.8
Finished goods	127.0
Operating supplies	46.3
Inventories	$ 201.7

The Company's inventories are composed of raw materials, work in process, finished goods, and operating supplies. The LIFO inventory method is used to value the Company's US raw materials, work in process, and finished paper products inventories. If the FIFO method had been used, it would have increased total inventory balances by approximately $83.1 million as of September 30, 2017. During the nine months ended September 30, 2017, the Company incurred a LIFO decrement of $2.6 million. During the nine months ended September 30, 2017, liquidation of LIFO layers reduced income of $0.8 million.

Plants, Properties, and Equipment—Net—The components of plants, properties, and equipment—net were as follows:

	September 30, 2017 (In millions)
Land, buildings, and improvements	$ 210.5
Machinery and equipment	3,000.9
Construction in process	64.9
Gross cost	3,276.3
Less accumulated depreciation and amortization	(2,303.9)
Plants, properties, and equipment—net	$ 972.4

Depreciation and amortization expense of plants, properties, and equipment was $70.8 million for the nine months ended September 30, 2017.

Accrued Payroll and Benefits—The components of accrued payroll and benefits were as follows:

	September 30, 2017
	(In millions)
Vacations	$17.9
Management incentive compensation	6.1
Payroll expense	2.9
Other	2.6
Accrued payroll and benefits	$29.5

Other Accrued Liabilities—The components of other accrued liabilities were as follows:

	September 30, 2017
	(In millions)
Customer rebates	$ 7.6
Real estate and property taxes	4.5
Legal	3.5
Freight	3.4
Other	5.6
Other accrued liabilities	$24.6

Other Liabilities—The components of other liabilities were as follows:

	September 30, 2017
	(In millions)
Worker's compensation	$5.7
Unrecognized tax benefits	1.8
Other	1.4
Other liabilities	$8.9

4. INCOME TAXES

The components of the Company's income from operations before income taxes by taxing jurisdiction were as follows:

	Nine Months Ended September 30, 2017
	(In millions)
Income (loss):	
US	$28.9
UK	(0.3)
Income from operations before income taxes	$28.6

The provision (benefit) for income taxes by taxing jurisdiction was as follows:

	Nine Months Ended September 30, 2017
	(In millions)
Current tax provision:	
US federal	$1.0
US state and local	-
UK	-
	1.0
Deferred tax provision (benefit):	
US federal	8.7
US state and local	(0.6)
UK	-
	8.1
Income tax provision	$9.1

A reconciliation of income tax provision using the statutory US income tax rate compared with the actual income tax provision is as follows:

	September 30, 2017	
	Amount	Percent
	(In millions)	
Income tax provision at US Statutory Rate	$ 10.0	35.0 %
Research and development tax credit	(0.9)	(3.1)
State and local income tax benefit	(0.5)	(1.7)
Other	0.5	1.7
Income tax provision	$ 9.1	31.9 %

The tax effects of significant temporary differences representing deferred income tax assets and liabilities are as follows:

	September 30, 2017
	(In millions)
Deferred income tax assets:	
Accrued compensation	$ 12.1
Asset retirement obligations and other long-term liabilities	3.1
Other	7.9
Gross deferred income tax assets	23.1
Less valuation allowance	(0.6)
Net deferred income tax asset	22.5
Deferred income tax liabilities:	
Plants, properties, and equipment	(283.7)
Inventory	(3.4)
Other	(0.1)
Gross deferred income tax liabilities	(287.2)
Net deferred income tax liability	$(264.7)

The Company has included a deferred tax asset of $0.5 million in Deferred Charges and Other Assets in the combined balance sheet relating to certain state jurisdictions where there is a net deferred tax asset. Because the Company has historically been included in the Parent's combined US federal and state income tax returns, any tax attributes

determined on a separate return method in these jurisdictions may not be transferred to newly created legal entities or to third-party acquiring entities in asset disposition transactions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Nine Months Ended September 30, 2017
	(In millions)
Balance as of January 1, 2017	$1.4
Additions based on tax positions related to current year	0.3
Balance as of September 30, 2017	$1.7

Included in the January 1, 2017, and the September 30, 2017, balances are $1.4 million and $1.7 million, respectively, of unrecognized tax benefits that, if recognized, would reduce the Company's effective tax rate.

The Company accrues interest on unrecognized tax benefits as a component of income tax provision. Penalties, if incurred, are recognized as a component of income tax provision. The Company had less than $0.1 million accrued for the payment of estimated interest associated with unrecognized tax benefits as of September 30, 2017.

The unrecognized tax benefits and related accrued interest are included within other liabilities in the combined balance sheet.

The major jurisdictions where the Company files income tax returns as a part of International Paper are the US federal and states. Generally, for federal tax purposes, tax years 2013 through 2016 remain open and subject to examination by the relevant tax authorities. As a result of other pending tax audit settlements and the expiration of statutes of limitation, the Company currently estimates that the amount of unrecognized tax benefits would not be reduced during the next 12 months.

A valuation allowance has been established for financial reporting purposes on the UK deferred tax assets, as it is not more likely than not that the deferred tax assets will be utilized in the future. This includes a net operating loss in the UK of $2.3 million, which is subject to an indefinite carryforward period.

5. RETIREMENT AND POST-RETIREMENT BENEFIT PLANS

International Paper sponsors one qualified defined benefit plan, Retirement Plan of International Paper (Plan), for both hourly and salaried employees. Certain of the Company's employees participate in the Plan sponsored by and accounted for by International Paper in accordance with accounting guidance for defined benefit pension and other post-employment benefit plans. The total cost of the Plan is determined by actuarial valuation, and the Company receives an allocation of the service cost of the Plan based upon a percent of salaries. The amount of net pension and other post-employment benefit

expense attributable to the Company related to the Plan was $13.2 million for the nine months ended September 30, 2017, and is reflected within both cost of products sold and selling and administrative expenses in the combined statement of operations and comprehensive income.

Certain employees also participate in defined contribution plans sponsored by International Paper, including the International Paper Company Salaried Savings Plan, the International Paper Company Hourly Savings Plan, and the Deferred Compensation Savings Plan. The defined contribution plans allow eligible employees to contribute a portion of their salaries to the plans, and International Paper makes matching contributions to participant accounts on a specified percentage of employee deferrals, as determined by the provisions of each plan.

Both the International Paper Company Salaried Savings Plan and the International Paper Company Hourly Savings Plan are tax-qualified defined contribution 401(k) savings plans. The Deferred Compensation Savings Plan is an unfunded nonqualified defined contribution plan. This plan permits eligible employees to continue to make deferrals and receive company matching contributions when their contributions to the International Paper Salaried Savings Plan are stopped due to limitations under US tax law. Participant deferrals and company matching contributions for the Deferred Compensation Savings Plan are not invested in a separate trust, but are paid directly from International Paper's general assets at the time the benefits become due and payable.

The Company's matching contributions to the plans totaled approximately $5.9 million for the nine months ended September 30, 2017.

Company employees also participate in other post-retirement benefit plans, such as health care and life insurance plans sponsored by International Paper. International Paper provides certain retiree healthcare and life insurance benefits covering certain US salaried and hourly employees. International Paper does not fund these benefits prior to payment and has the right to modify or terminate certain of these plans in the future. The costs related to NACP employees were allocated based on a percent of salaries and were approximately $0.5 million for the nine months ended September 30, 2017.

6. INCENTIVE PLANS

International Paper currently has an Incentive Compensation Plan, which authorizes grants of performance awards payable in stock upon the attainment of specified performance goals at the discretion of the Management Development and Compensation Committee of International Paper's Board of Directors (the Committee).

Performance Share Plan—Under the Performance Share Plan (PSP), contingent awards of International Paper common stock are granted by the Committee. The PSP awards are earned evenly over a three-year period. The PSP awards are earned based on the achievement of defined performance rankings of return on invested capital (ROIC) and total shareholder return (TSR) compared to ROIC and TSR peer groups of companies. Awards are weighted 75.0% for ROIC and 25.0% for TSR for all participants except for officers for whom the awards are weighted 50.0% for ROIC and 50.0% for TSR. The ROIC component of the PSP awards is valued at the closing stock price on the day prior to the grant date. As the ROIC component contains a performance condition, compensation expense, net of estimated forfeitures, is recorded over the requisite service period based on the most probable number of awards expected to vest. The TSR component of the PSP awards is valued using a Monte Carlo simulation, as the TSR component contains a market

condition. The Monte Carlo simulation estimates the fair value of the TSR component based on the expected term of the award, a risk-free rate, expected dividends, and the expected volatility of the common stock of International Paper and its competitors. The expected term is estimated based on the vesting period of the awards, the risk-free rate is based on the yield on US Treasury securities matching the vesting period, and the volatility is based on International Paper's historical volatility over the expected term.

The following table sets forth the assumptions used to determine compensation cost for the market condition component of the PSP plan:

	Nine Months Ended September 30, 2017 (In millions)
Expected volatility	22.8 %–23.4 %
Risk-free interest rate	1.1 %–1.5 %

PSP activity for NACP employees who received PSP awards was as follows:

	Shares/ Units	Weighted Average Grant Date Fair Value (Actual Dollar)
Outstanding as of January 1, 2017	265,698	$ 47.59
Granted	93,720	52.01
Shares issued	(80,466)	48.77
Forfeited	(13,566)	46.15
Outstanding as of September 30, 2017	265,386	46.42

Stock-based compensation expense and the related income tax benefit were as follows:

	Nine Months Ended September 30, 2017 (In millions)
Total stock-based compensation expense (included in selling and administrative expense)	$ 3.8
Income tax benefit related to stock-based compensation	2.2

As of September 30, 2017, $6.5 million of compensation cost, net of estimated forfeitures, related to unvested PSP awards and restricted stock attributable to future performance had not yet been recognized. This amount will be recognized in expense over a weighted-average period of 1.8 years.

As a result and upon closing of the Transaction, the value of PSP awards for NACP employees transferred to Graphic Packaging Holding Company (Transferred Employees), as part of the Transaction will be pro-rated based on the number of months each Transferred Employee was employed by NACP during the three-year performance period through the closing date of the Transaction. Pro-rated amounts for Transferred Employees will be issued at the end of the three-year performance period.

7. ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations consist primarily of landfill closure and post-closure costs at the Company's paper mills. Changes in the asset retirement obligations were as follows:

	Nine Months Ended September 30, 2017 (In millions)
Beginning balance—January 1, 2017	$ 7.8
Accretion	0.3
Adjustment to obligation	-
Ending balance—September 30, 2017	$ 8.1

8. CONCENTRATIONS OF CREDIT RISK

Concentration of credit risk primarily relates to trade receivables, which arise in the normal course of business. The Company performs regular credit evaluations of its customers. Collateral is not always required, and the majority of trade receivables are unsecured.

The Company had no customer whose net sales individually represented 10% or more of the Company's total net sales. The Company had no customer whose accounts receivable balances individually represented 10% or more of the Company's total accounts receivable. For the nine months ended September 30, 2017, five customers accounted for 27.9% of net sales. As of September 30, 2017, five customers accounted for 31% of accounts receivable.

9. RELATED-PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT

Related-Party Sales and Purchases—For the nine months ended September 30, 2017, the Company sold products to other International Paper businesses in the amount of $26.1 million, which is included in net sales in the combined statement of operations and comprehensive income. As of September 30, 2017, the amount of accounts receivable from other International Paper businesses that remained on the Company's combined balance sheet was $6.2 million.

The Company also purchases inventories from other International Paper businesses. The Company purchased $20.9 million of inventory from International Paper during the nine months ended September 30, 2017, which was primarily used to package its finished products. As of September 30, 2017, the aggregate amount of inventories purchased from other International Paper businesses that remained on the Company's combined balance sheet was $2.2 million.

Cash Pooling Agreement—NACP's FSB UK subsidiary participates in a cash pooling arrangement with an affiliate of the Parent in Europe, whereby NACP may either deposit or withdraw money from the pool. As of September 30, 2017, the net amount payable to the Parent, including accrued interest, related to this arrangement and reflected on the combined balance sheet was $3.5 million. In anticipation of the Transaction closing on January 1, 2018, NACP received additional funding from the Parent on December 29, 2017, the proceeds of which were used to settle the amounts outstanding.

Related-Party Receivables Securitization—International Paper's contractually committed credit facilities include up to $600 million of commercial paper-based financings based on eligible receivables balances under a receivables securitization program. Approximately $121.3 million of NACP accounts receivable as of September 30, 2017, are included in the eligible receivable balances under the securitization program. As of September 30, 2017, there were no borrowings under the receivables' securitization program.

Tax Abatement Transaction—On February 1, 2002, International Paper entered into a financing and leasing agreement ("Agreement") with the Richmond Development Authority for the purpose of reducing the amount of property taxes due from International Paper to Richmond County over a period of 20 years (Abatement). Property taxes for NACP's Augusta mill and related equipment would have been approximately $2.2 million higher for the nine months ended September 30, 2017, had the Abatement not been in place.

Parent Company Investment—The components of the net transfers to parent are as follows:

	Nine Months Ended September 30, 2017 (In millions)
Related party product sales and purchases—net	$ 15.2
Corporate allocations	64.1
General financing activities	(121.8)
Net transfers to parent	$ (42.5)

10. COMMITMENTS AND CONTINGENT LIABILITIES

Operating Leases—Certain property, machinery, and equipment are leased under cancelable and noncancelable agreements.

As of September 30, 2017, total future minimum commitments under existing noncancelable operating leases were as follows:

	Years Ending December 31,					
	2018	2019	2020	2021	2022	Thereafter
	(In millions)					
Lease obligations	$ 9.8	$ 7.0	$ 5.4	$ 3.2	$ 2.5	$ 6.7

Rent expense was $13.5 million for the nine months ended September 30, 2017.

Legal Proceedings

Shelbyville Employment Matter—On March 14, 2017, the Office of Federal Contract Compliance Programs (OFCCP) issued a notice of violations (NOV) to International Paper. The NOV alleged discriminatory placement, hiring, and record-keeping violations at the Company's Foodservice Business facility in Shelbyville, IL. On September 25, 2017, International Paper and the OFCCP reached a settlement (the "Conciliation Agreement") pursuant to which International Paper agreed to pay the amount of $3.5 million in settlement of all potential claims (the "Monetary Settlement"). Pursuant to the Conciliation Agreement, International Paper is required to transfer the Monetary Settlement into a federally-insured interest-bearing account at the prevailing interest rate. The Company accrued the Monetary Settlement within other accrued liabilities and reflected the expenses within selling and administrative expenses in the combined balance sheet as of September 30, 2017, and combined statement of operations and comprehensive income for the nine months ended September 30, 2017, respectively. The Monetary Settlement was paid on November 1, 2017.

Other Litigation Matters—From time to time the Company is involved in legal proceedings that are incidental to the operation of our business. Some of these proceedings seek remedies relating to product liability, personal injury claims, employment, and commercial or contractual disputes. The Company will continue to defend itsself vigorously against all claims. Legal costs are recorded in the combined financial statements when they become probable and reasonably estimable. Other than as described above, there are no other legal cases for which an accrual is required as of September 30, 2017.

11. SUBSEQUENT EVENTS

Subsequent events were evaluated through January 30, 2018, the date when these combined financial statements were available to be issued.

Transaction with Graphic Packaging Holding Company—On October 23, 2017, International Paper entered into a Transaction Agreement ("Transaction Agreement") to contribute NACP to a subsidiary of Graphic Packaging Holding Company, in a transaction valued at $1.8 billion. International Paper will receive a 20.5% ownership interest, valued at $1.14 billion, in a subsidiary of Graphic Packaging Holding Company that will hold the assets of the combined businesses. Pursuant to the Transaction Agreement, on December 8, 2017, International Paper obtained a $660 million term loan facility for which NACP is not the legal obligor. The new loan will be assumed by a subsidiary of Graphic Packaging Holding Company on the transaction closing date. The transaction closed on January 1, 2018.

For the nine months ended and as of September 30, 2017, NACP net sales to and accounts receivable from Graphic Packaging were $43.7 million and $5.3 million, respectively. Sales to Graphic Packaging were principally made under a supply agreement, which expires on May 31, 2018.

Retention Bonuses—In December 2017, NACP accrued $3 million in retention bonuses for certain key employees, which are payable within 30 days of the Transaction closing.

Amendment of Receivables Securitization Program—On December 1, 2017, International Paper amended its uncommitted securitization facility, whereby all accounts receivable related to NACP were excluded from the securitization program.

LIFO Inventory Election for Tax Purposes—During the fourth quarter of 2017, International Paper made a decision to elect to terminate the tax basis LIFO method for the NACP business pursuant to the Transaction Agreement dated October 23, 2017. International Paper will file a Form 3115, Application for Change in Accounting Method, with the Internal Revenue Service during calendar year 2018 to effectuate the change. The change will be applicable for calendar year 2017. International Paper has determined that it meets the requirements to file the change in accounting method under the automatic consent procedures, as provided by Revenue Procedures 2015-13 and 2017-30 – *List of Automatic Changes*. As a result of the change in accounting method for tax, the tax basis LIFO reserve of $85.1 million as of January 1, 2017, will be recaptured into taxable income of International Paper over multiple years and the related deferred tax liability will be reversed. The method change will also result in the establishment of a new deferred tax liability.

Impact of U.S. Tax Reform—On December 22, 2017, the US enacted significant changes to US tax law following the passage and signing of H.R. 1, "An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018" (previously known as the "Tax Cuts and Jobs Act"). The new tax law is complex and includes various changes, which may impact the Company. International Paper is currently assessing the expected impacts of the new law on the NACP financial statements and has identified that the reduction in the US corporate income tax rate from 35% to 21% will result in a re-valuation of its deferred tax assets and liabilities as of December 31, 2017. Had the Tax Cuts and Jobs Act been enacted prior to September 30, 2017, we estimate the impact as a result of adjusting deferred taxes would have been approximately $95 million.

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